UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549          SEC FILE NUMBER
                                                       0-20287
                             FORM 12B-25               ----------------

                     NOTIFICATION OF LATE FILING       CUSIP NUMBER
                                                       66 9935 10
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(Check One):   [   ] Form 10-K    [   ] Form 20-F    [ X ] Form 11-K
               [   ] Form 10-Q    [   ] Form N-SAR

          For Period Ended: March 31, 1998
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          [  ] Transition Report on Form 10-K
          [  ] Transition Report on Form 20-F
          [  ] Transition Report on Form 11-K
          [  ] Transition Report on Form 10-Q
          [  ] Transition Report on Form N-SAR
          For the Transition Period Ended:
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          Read Instruction (on back page) Before Preparing Form.
                           Please Print or Type.
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If  the  notification  relates to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION
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NU-KOTE HOLDING, INC.
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Full Name of Registrant


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Former Name if Applicable

200 BEASLEY DRIVE
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Address of Principal Executive Office (Street and Number)

FRANKLIN, TENNESSEE  37064
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth
[ X ] calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed
within the prescribed time period:   A change in trustee occurred for the
Nu-kote International, Inc. Employee Savings Plan (the "Plan") and the new trustee has not completed reconciling the Plan's investment transactions. Further, discrimination testing for the Plan is in the process of being completed.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Philip L. Theodore                 615               591-3502
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             (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
     filed? If answer is no, identify report(s).       [ X ] Yes  [   ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
     report or portion thereof?                        [   ] Yes  [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                           NU-KOTE HOLDING, INC.
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               (Name of Registrant as Specified in Charter)

Has caused this information to be signed on its behalf by the undersigned hereunto duly authorized.


Date      September 29, 1998            By   /s/RICHARD A. LARSEN
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                                             RICHARD A. LARSEN
                                             SENIOR VICE PRESIDENT